Exhibit 4.32

Englert Drive - Commercial Park West

3/28/2006

STATE OF NORTH CAROLINA

SUBLEASE AGREEMENT

COUNTY OF DURHAM

THIS AGREEMENT OF SUBLEASE (hereinafter referred to as “Sublease”) made as of this 31st day of August, 2005, by and between ADHEREX, INC., a Delaware corporation (hereinafter referred to as “Sublessor”), and BIOSTRATUM, INC., a Delaware corporation, having a principal place of business and mailing address of 2300 Englert Drive, Suite G, Durham, NC 27713 (hereinafter referred to as “Sublessee”).

WITNESSETH:

WHEREAS, on April 9, 2004, Adherex, Inc., as Lessee, entered into a lease which lease was amended by First Amendment to Lease Agreement dated July 27, 2004, and by Second Amendment to Lease Agreement dated September 14, 2004 (hereinafter collectively referred to as the “Master Lease”) with Realmark-Commercial LLC, as Lessor, having an office at 2350 N. Forest Rd., Getzville, NY 14608 (hereinafter referred to as the “Master Lessor”), which lease (as amended) concerns 7,636 rentable square feet of space in the building or project known as Commercial Park West, 2300 Englert Dr., Suite G, Durham, North Carolina 27713 (“Premises”); and

WHEREAS, Sublessee desires to sublease the entire Premises from Sublessor, and Sublessor desires to sublease the entire Premises to Sublessee.

NOW, THEREFORE, in consideration of the rents and covenants hereinafter set forth to be paid and performed by Sublessee, Sublessor does hereby demise, lease and let unto Sublessee, and the Sublessee does hereby lease and take from Sublessor upon the terms and conditions hereinafter set forth the following described subleased premises (hereinafter referred to as the “Subleased Premises”):

Approximately 7,636 rentable square feet, shown as Suite G on the drawing attached hereto as Exhibit A and incorporated herein by reference.

1. RELATIONSHIP TO MASTER LEASE. The Sublease and all its terms, covenants and provisions are and each of them is subject and subordinate to (i) the Master Lease (a copy of which is attached hereto as Exhibit B and made a part hereof by reference) under which Sublessor is in control of the Subleased Premises; (ii) the rights as contained in the Master Lease of the owner or owners of the Premises and/or the land and building of which the Subleased Premises are a part; (iii) all rights of Master Lessor as contained in the Master Lease; and (iv) to any and all mortgages or encumbrances now or hereafter affecting the Subleased Premises to which the Master Lease would be subordinated. Sublessee expressly agrees that, if Sublessor’s tenancy, control or right to possession shall terminate by expiration or any other cause not due to the fault of Sublessor, this Sublease shall thereupon immediately cease and

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terminate and Sublessee shall give immediate possession to Sublessor; provided however, that the liability of the Sublessee to the Sublessor or the liability of the Sublessor to the Sublessee for termination caused by the applicable party’s default under this Sublease shall not be discharged by reason of such termination.

2. PERFORMANCE OF MASTER LEASE TERMS. With respect to the Subleased Premises, Sublessee shall receive all benefits which accrue to Sublessor under the Master Lease as it relates to the Subleased Premises. Sublessee hereby expressly, and without condition or reservation, agrees to assume the obligation for performance of all Sublessor’s responsibilities under the Master Lease with respect to the Subleased Premises and, during the term hereof, to be subject to and bound by, and to faithfully and punctually perform and comply with all of the covenants, conditions, stipulations, restrictions and agreements contained therein except as expressly excluded herein. Sublessee hereby agrees to indemnify and hold harmless Sublessor from and against any loss, claim, damage, expense or injury (including reasonable attorney’s fees and court costs) which Sublessor may incur as a result of Sublessee’s failure to perform such obligations on behalf of Sublessor. Sublessor covenants and agrees that if and so long as the Sublessee pays the Rent (as defined below), and fully, faithfully and punctually observes the covenants and conditions hereof, Sublessee shall quietly enjoy the Subleased Premises, subject, however, to the terms of this Sublease and the Master Lease.

3. TERM. The term of this Sublease shall commence on September 1, 2005 (“Commencement Date”), and expire thirty-one (31) months after the Commencement Date, that is, March 31, 2008 (hereinafter, the “Sublease Term”).

4. RENT. During each month of the term of this Sublease, beginning January 1, 2006, Sublessee hereby agrees to pay to Sublessor Base Rent in the same amount as is owed by Sublessor under the Master Lease. No Rent (as hereinafter defined) shall be payable hereunder until January 1, 2006.

In addition to Base Rent, Sublessee shall pay its proportionate share of real estate taxes and operating expenses and other charges passed through to Sublessor under the Master Lease (all, collectively, “Additional Rent”) together with any other charges and payments required of Sublessee hereunder. Sublessee shall pay Sublessor the Base Rent and Additional Rent (collectively, “Rent”), without offset or deduction, prior notice or demand, in advance on the first day of each calendar month of the term hereof beginning on January 1, 2006. If the Commencement Date is a day other than the first of a month, Rent for the month in which the Commencement Date occurs shall be prorated. Rent shall be paid to Sublessor at 4620 Creekstone Drive, Suite 200, Durham, NC 27703. Where permitted by applicable law, if any payment of Rent is not paid when due, Sublessee shall pay the Sublessor upon demand, as a late charge, an amount equal to five percent (5%) of each Rent installment, or any part thereof, which is overdue for more than ten (10) days.

During the period of the Sublease Term from September 1, 2005, to December 31, 2005, the Sublessee shall have no obligation to pay Rent. Utilities for the period from September 1, 2005, to December 31, 2005, shall be paid by the Sublessor in an amount not to exceed $1.50 per

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square foot per year ($954.00 per month). Any excess over $1.50 per square foot per year shall be the responsibility of the Sublessee. The term “Utilities” shall include gas, electricity, water and sewer services to the Sublease Premises as provided in Section 7 of the Master Lease.

5. USE. Sublessee shall use the Subleased Premises for general office use and laboratory use only and at all times in compliance with the Master Lease.

6. CONDITION OF PREMISES.

A. SUBLESSEE (i) ACCEPTS THE SUBLEASED PREMISES IN THEIR “AS IS” CONDITION ON THE COMMENCEMENT DATE HEREOF, (ii) ACKNOWLEDGES THAT SUBLESSOR HAS MADE AND MAKES NO REPRESENTATIONS OR WARRANTIES CONCERNING THE CONDITION OF THE SUBLEASED PREMISES OR THEIR FITNESS FOR THE USE INTENDED BY SUBLESSEE, AND (iii) AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW THE SUBLESSEE WAIVES ANY CLAIM IT HAS, MAY HAVE, OR OUGHT TO HAVE AGAINST THE SUBLESSOR, BASED ON OR ARISING OUT OF THE CONDITION OF THE SUBLEASED PREMISES. Sublessee shall, at all times during the term hereof, keep and maintain the Subleased Premises in good condition and repair as required by the Master Lease, provided the Sublessee has no obligation to repair or restore the Subleased Premises to a better state of condition or repair than as of the Commencement Date.

B. Sublessor shall deliver the Subleased Premises to the Sublessee in accordance with the provisions of this paragraph.

C.	Sublessee shall bear all costs associated with: Upfit in accordance with the Plans and Specifications attached hereto as Exhibit C.

D.	Sublessor shall bear costs associated with: None

7. INSURANCE AND INDEMNIFICATIONS. At all times during the term of this Sublease, Sublessee shall, at Sublessee’s expense, keep in effect (i) a policy of Comprehensive General Liability insurance with a company and in amounts as required under the Master Lease, which policy shall name Sublessor and Master Lessor as additional insureds; (ii) a policy of Workers’ Compensation insurance in at least the statutory amounts; and (iii) insurance covering loss to Sublessee’s personal property by fire or other casualty in accordance with the provisions of the Master Lease. Sublessee shall indemnify, defend and hold harmless the Sublessor from and against any loss, claim, damage, expense or injury to persons or property caused by or arising out of (i) use and occupancy by Sublessee, its agents, employees, contractors, licensees, or invitees, of the Subleased Premises; (ii) Sublessee’s default in the performance of its obligations hereunder or under the terms of the Master Lease; or (iii) any negligent or intentional act or omission by Sublessee, its agents, employees, contractors, licensees or invitees.

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8. SURRENDER. At the expiration or earlier termination of this Sublease, Sublessee shall surrender the Subleased Premises to Sublessor in broom clean condition in the same condition as on the Commencement Date hereof, ordinary wear and tear excepted. Sublessee warrants and covenants that it will pay the full cost of any repairs or maintenance necessary to restore the Subleased Premises to the same condition as on the Commencement Date hereof, ordinary wear and tear excepted.

9. ASSIGNMENT AND SUBLETTING. Sublessee may not assign this Sublease or further sublet all or any part of the Subleased Premises without the prior written consent of Sublessor and Master Lessor.

10. DEFAULT. If Sublessee shall default in the payment of Rent, hereunder or if Sublessee shall default in the performance of any of the other terms, covenants and conditions of this Sublease which remain uncured for fifteen (15) days after written notice, then Sublessor may (i) avail itself of any remedy available to the Master Lessor under the Master Lease; (ii) avail itself of any statutory remedy provided by the laws of the state in which the Subleased Premises are situated; (iii) re-enter, retake and repossess the Premises through summary proceedings or an action of unlawful detainer; and/or (iv) terminate this Sublease.

11. ACCESS. Sublessor shall be permitted access to the Subleased Premises at all reasonable times upon reasonable advance notice, or at any time in case of emergency, to inspect the Subleased Premises or to show the Subleased Premises to other potential subtenants. Sublessor shall attempt to conduct all of its activities permitted under this Paragraph in a manner which will not unreasonably inconvenience, annoy or disturb the Sublessee in its use and occupancy of the Subleased Premises.

12. NOTICE. Any notice required or permitted to be sent pursuant to this Sublease shall be sent by FAX or certified mail, return receipt requested, postage prepaid to the parties at the following addresses or FAX numbers and to such other addresses or FAX numbers as they shall from time to time indicate:

Sublessee:	Sublessor:

Biostratum, Inc.	Adherex, Inc.
2300 Englert Drive, Suite G	4620 Creekstone Drive, Suite 200
Durham, NC 27713	Durham, NC 27703
Phone: (919) 433-1000	Phone: 919-484-8484
Fax: (919) 433-1010	Fax: 919-484-8001

13. SUBLESSOR RELEASED FROM LIABILITY IN CERTAIN EVENTS. Sublessor shall not be responsible to Sublessee, at any time or in any event, for deterioration or change in the condition of the Subleased Premises not caused by Sublessor’s gross negligence or willful misconduct. Sublessor shall also not be responsible for any damage to Sublessee’s property contained therein, including injury to persons whether caused by riot or civil

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3/28/2006

commotion, fire or earthquake damage, or overflow or leakage upon or into the Subleased Premises, of water, steam, gas or electricity, or by any breakage in pipes or plumbing, or breakage, leakage or obstruction of sewer pipes or other damage occasioned by water being upon or coming through the roof, skylight, trapdoors, walls, basement or otherwise, nor for failure of the heating (steam) plant, nor for loss of property by theft or otherwise, nor for any damage arising from any act or neglect of any co-tenant or other occupant of the Subleased Premises, or for that of any owner or occupants of adjoining or contiguous property unless said damage, loss or injury results from the gross negligence or willful misconduct of Sublessor or its agents, employees or contractors.

14. CONSENT OF MASTER LESSOR. This Sublease is subject to and conditioned upon the consent of the Master Lessor. If such consent is not obtained prior to the Commencement Date, this Sublease shall be voidable by either party. Sublessor shall immediately ask Master Lessor for consent.

15. ENTIRE AGREEMENT. This Sublease (including the provisions of the Master Lease incorporated herein by reference) contains the entire agreement between the parties and any agreement hereafter made shall be ineffective to change, modify or discharge it in whole or in part unless such agreement is in writing and signed by the parties hereto.

16. SUBLESSEE’S REPRESENTATIONS AND WARRANTIES. Sublessee represents and warrants that (i) Sublessee is a corporation existing and in good standing under the laws of the State of Delaware, and Sublessee is duly authorized to enter into this Sublease; (ii) the officer executing this Sublease on behalf of Sublessee is duly authorized to do so and to bind the Sublessee hereto; and (iii) Sublessee shall provide Sublessor, upon request, with financial information on Sublessee and any guarantor of Sublessee’s obligation hereunder reasonably satisfactory to Sublessor.

17. MISCELLANEOUS.

a. If any term, covenant or condition of this Sublease or the application thereof to any circumstances or to any person, corporation or other entity shall be invalid or unenforceable to any extent, the remaining terms, covenants and conditions of this Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

b. The paragraph headings contained in this Sublease have been included for convenience only and shall not be used in the construction or interpretation of this Sublease.

c. This Sublease shall be governed by and construed in accordance with the laws of the State of North Carolina.

18. ATTORNEYS’ FEES. In the event that any action or proceeding shall be brought by any party hereto against the other with respect to any matter arising under this Sublease, the prevailing party shall be entitled to recover from the other costs of suit and reasonable attorney’s fees actually incurred.

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3/28/2006

19. SUCCESSORS AND ASSIGNS. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

20. HOLDOVER. Sublessee shall not be permitted to hold over after the expiration or earlier termination of the Master Lease, and Sublessee shall indemnify Sublessor from and against any loss, cost or damage resulting therefrom.

21. BROKERAGE. Sublessor represents and warrants that it has dealt with no real estate broker or agent other than Corporate Realty Advisors; and Sublessee warrants that it has dealt with no real estate broker or agent, with respect to this transaction. Each party shall indemnify and hold harmless the other from and against all claims of any other broker or agent claiming to have represented Sublessee or Sublessor as the case may be in this matter. Sublessor shall pay any fee or commission due the broker so identified herein in accordance with the terms of a separate agreement.

22. SECURITY DEPOSIT. Sublessee has concurrently with the execution of this Sublease deposited with Sublessor the sum of Thirty Thousand and 00/100 Dollars ($30,000.00) (hereinafter referred to as the “Security Deposit”) as security for the full performance of every provision of this Sublease by Sublessor. If Sublessee shall fully perform each provision of this Sublease, any portion of the Security Deposit which has not been used by Sublessor to apply to any costs, charges or payments owing by Sublessee to Sublessor hereunder shall be returned to Sublessee without interest within thirty (30) days after the expiration of the Lease term. Sublessor may deliver the funds deposited hereunder by Sublessee to the purchaser or transferee of Sublessor’s interest in the Premises in the event that such interest is sold or transferred and, in the event the purchaser or transferee assumes the obligations of Sublessor, thereupon Sublessor shall be discharged from any further liability with respect to such Security Deposit. Sublessee shall have the right to provide a letter of credit to the Sublessor in the amount of the Security Deposit in lieu of cash.

In the event the improvements made to the Premises by the Sublessee require restoration of the Premises at the expiration of the Lease Term, the Security Deposit may be increased in an amount reasonably calculated to satisfy the cost of said restoration.

23. MASTER LESSOR’S REPRESENTATIONS. Master Lessor represents that (i) the Master Lease is in full force and effect in the form as set forth in Exhibit B attached hereto; and (ii) there exists no circumstance, condition, or act of default known to Master Lessor which would entitle or permit either the Master Lessor or the Sublessor to terminate the Master Lease.

24. SUBLESSOR’S REPRESENTATIONS. Sublessor represents that (i) the Master Lease is in full force and effect in the form as set forth in Exhibit B attached hereto; and (ii) there exists no circumstance, condition, or act of default which would entitle or permit either the Master Lessor or the Sublessor to terminate the Master Lease.

[The following page is the signature page.]

Englert Drive - Commercial Park West

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IN WITNESS WHEREOF, Sublessor and Sublessee have duly executed this Sublease effective as of the day and year first-above written.

SUBLESSOR:		SUBLESSEE:
ADHEREX, INC.		BIOSTRATUM, INC.

By:	/s/ James A. Klein, Jr.	By:	/s/ Gary M. Gordon

Name:	James A. Klein, Jr.	Name:	Gary Gordon, M.D.

Title:	Chief Financial Officer	Title:	Vice President and Chief Financial Officer

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CONSENT OF MASTER LESSOR:

(Master Lessor hereby agrees and consents to the sublease of the Premises to the Sublessee as provided in Paragraph 22 of the Lease and to the terms of Paragraph 23 of the Sublease.)

Realmark-Commercial, LLC

By:	/s/ Joseph M. Jewish

Name:	Joseph M. Jewish

Title:	President

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EXHIBIT A

Description of Subleased Premises

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EXHIBIT B

Copy of Master Lease

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EXHIBIT C

Plans and Specifications